Exhibit 99.1

News

Investor Contact: Mary Dean Hall Senior Vice President, Chief Financial Officer and Treasurer investor@quakerhoughton.com T.+1.610.832.4000	Media Contact: Melissa McClain Director, Global Communications media@quakerhoughton.com T. +1.610.832.7809

For Release: Immediate

Quaker Houghton Updates Full Year 2019 Financial Guidance and Announces Third Quarter Investor and Earnings Call

CONSHOHOCKEN, PA (October 18, 2019) /PRNewswire/ - Quaker Houghton (NYSE: KWR) today updated its financial guidance for full year pro forma 2019, reflecting negative impacts from challenging market conditions and foreign exchange. During its August 1st conference call, the Company disclosed pro forma net income attributable to Quaker Houghton for 2018 of $62 million and pro forma adjusted EBITDA of $236 million, and second quarter of 2019 trailing twelve months pro forma net income attributable to Quaker Houghton of $61 million and pro forma adjusted EBITDA of $230 million. At that time, the Company estimated its full year 2019 pro forma adjusted EBITDA would somewhat exceed the prior year. The Company now believes its full year 2019 pro forma adjusted EBITDA, including the fourth quarter contribution from its October 1st Norman Hay acquisition as well as its current year integration cost synergies, will decrease approximately 2-4% compared to the prior year $236 million pro forma adjusted EBITDA.

Michael F. Barry, Chairman, Chief Executive Officer and President of Quaker Houghton, said “When we shared our financial guidance on August 1st, our expectation was that the second half of 2019 would compare favorably to the second half of 2018 based on customer feedback and industry and economic projections at that time. After a good start to the current quarter in July, in August and September our sales were negatively impacted by weaker end market conditions and more significant foreign exchange headwinds than projected. This was largely driven by the compounding conditions of a weak global automotive market, a generally weaker industrial environment in most parts of the world, some customer inventory corrections in their markets and the continued strength of the U.S. dollar, and we now believe these conditions will persist in the fourth quarter rather than improve slightly as had been expected. Though our top line has been impacted by these conditions, we continue to take share in our markets, we expect to achieve our targeted gross margin and SG&A levels, and we are on track to deliver our planned integration cost synergies. Also, during the third quarter, we successfully renewed the concessionary 15% tax rate that we were anticipating in one of our subsidiaries, which we previously believed would be received during the fourth quarter.”

The Company currently estimates that its reported net sales for the third quarter of 2019 will be in the range of $325 million and will provide additional details on its third quarter results during the November quarterly earnings release and investor conference call with the following schedule and contact information:

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Earnings Release:	November 12, 2019 (after market close) Visit the investor relations portion of Quaker Houghton’s website at https://investors.quakerhoughton.com/
Teleconference:	November 13, 2019, 8:30 a.m. (ET) Participate live by phone or listen to live audio webcast through the investor relations portion of Quaker Houghton’s website at https://investors.quakerhoughton.com/
Dial-in Number:	+1-877-269-7756 Please call 5-10 minutes prior to the scheduled start of the call. No password required.

If unable to participate live, select from one of the following replay options:

Digital Replay:	Available through November 19, 2019 Call +1-877-660-6853 (toll free); Conference ID No. 13695781

Archived Webcast:	Visit the investor relations portion of Quaker Houghton’s website at https://investors.quakerhoughton.com/

Non-GAAP Measures

The information included in this public release references certain non-GAAP (unaudited) financial measures. The Company presents EBITDA, which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA, which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. The Company believes the non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of the future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in millions unless otherwise noted):

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	2018
	Quaker	Houghton	Divestitures	Other (b)	NewCo
Net Income Attributable to Quaker Houghton	59	0	(9)	11	62
Depreciation and Amortization	20	54	-	10	85
Interest Expense, Net	4	56	-	(25)	35
Taxes on Income (c)	25	3	(2)	3	29
EBITDA	108	114	(12)	(0)	210
Equity Income in a Captive Insurance Company	(1)	-	-	-	(1)
Combination and Other Acquisition-Related Expenses	16	7	-	-	23
Pension and Postretirement Benefit Costs, Non-Service Components	2	(2)	-	-	1
Cost Reduction Activities	-	0	-	-	0
Currency Conversion Impacts of Hyper-Inflationary Economies	1	0	-	-	1
Affiliate Management Fees	-	2	-	-	2
Other Addbacks (a)	(1)	0	-	-	(0)
Adjusted EBITDA	126	122	(12)	(0)	236
Adjusted EBITDA margin (%)	14.5%	14.8%	22.6%	0.0%	14.4%

(a) Other Addbacks includes charges related to non-recurring non-income tax and VAT charges, an insurance insolvency recovery and a gain on the liquidation of an inactive legal entity.

(b) Other includes estimated increases to depreciation and amortization due to purchase accounting fair value adjustments and a reduction of interest expense based on the average borrowings of the period plus the purchase consideration under the Quaker Houghton facility estimated interest rates.

(c) Taxes on Income related to the Divestitures and Other, as described above, each tax effected at the U.S. tax rate of 21%.

* EBITDA and Adjusted EBITDA may not calculate due to rounding.

	TTM Q2 2019
	Quaker	Houghton	Divestitures	Other (b)	NewCo
Net Income Attributable to Quaker Houghton	57	1	(9)	12	61
Depreciation and Amortization	19	53	-	10	83
Interest Expense, Net	3	57	-	(26)	35
Taxes on Income (c)	26	(2)	(2)	3	24
EBITDA	105	109	(11)	(0)	203
Equity Income in a Captive Insurance Company	(1)	-	-	-	(1)
Combination and Other Acquisition-Related Expenses	16	8	-	-	24
Pension and Postretirement Benefit Costs, Non-Service Components	3	(1)	-	-	2
Currency Conversion Impacts of Hyper-Inflationary Economies	1	1	-	-	1
Affiliate Management Fees	-	1	-	-	1
Other Addsbacks (a)	-	0	-	-	0
Adjusted EBITDA	124	118	(11)	(0)	230
Adjusted EBITDA margin (%)	14.6%	15.0%	22.0%	0.0%	14.6%

(a) Other Addbacks includes an insurance insolvency recovery, a gain on the liquidation of an inactive legal entity, charges related to the settlement of a non-core equipment sale and cost reduction activities.

(b) Other includes estimated increases to depreciation and amortization due to purchase accounting fair value adjustments and a reduction of interest expense based on the average borrowings of the period plus the purchase consideration under the Quaker Houghton facility estimated interest rates.

(c) Taxes on Income related to the Divestitures and Other, as described above, each tax effected at the U.S. tax rate of 21%.

*EBITDA and Adjusted EBITDA may not calculate due to rounding.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by steel, automobile, aircraft, appliance, and durable goods manufacturers. Other factors could also adversely affect us, including those related to the Houghton combination and other acquisitions and the integration of the combined company as well as other acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to the Company’s business could cause its actual results to differ materially from expected and historical results. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2018, as amended, and in our quarterly and other reports filed from time to time with the SEC. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

About Quaker Houghton

Quaker Houghton (NYSE: KWR) is the global leader in industrial process fluids. With a robust presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With 4,000 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Quaker Houghton will host an Investor Day on Wednesday, December 11, 2019 in New York City at the New York Stock Exchange. Visit quakerhoughton.com to learn more.

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